Exhibit 3.1

Request ID: Demande n°: Transaction ID: Transaction n°: Category ID: Catégorie:	019611247 062785393 CT	Province of Ontario Province de (‘Ontario Ministry of Government Services Ministère des Services gouvernementaux	Date Report Produced: Document produit le Time Report Produced: Imprimé à::	2016/11/18 03:20:29

Certificate of Incorporation

Certificat de constitution

This is to certify that	Ceci certifie que

LI-CYCLE CORP.

Ontario Corporation No.	Numéro matricule de la personne morale en
Ontario

002547013

is a corporation incorporated,	est une sociéte constituée aux termes
under the laws of the Province of Ontario.	des lois de la province de (‘Ontario.

These articles of incorporation	Les présents statuts constitutifs
are effective on	entrent en vigueur le

NOVEMBER 18 NOVEMBRE, 2016

Director/Directeur

Business Corporations Act/Loi sur les sociétés par actions

Page: 1
Ontario Corporation Number
Request ID / Demande n°	Numéro de la compagnie en Ontario

019611247	002547013

FORM 1	FORMULE NUMERO 1

BUSINESS CORPORATIONS ACT	LOI SUR LES SOCIETE PAR ACTIONS

ARTICLES OF INCORPORATION

STATUTS CONSTITUTIFS

1.	The name of the corporation is: Dénomination sociale de la compagnie:

LI-CYCLE CORP.

2.	The address of the registered office ie: Adresse du siege social:

C/O AJAY KOCHHAR
2351 ROYAL WINDSOR DRIVE	Suite 10

(Street & Number, or R.R. Number & if Multi-Office Building give Room No.)

(Rue et numéro, ou numéro de la R.R. et, s’il s’agit édifice à bureau, numéro du bureau)

MISSISSAUGA	ONTARIO
CANADA	L5J 4S7

(Name of Municipality or Post Office) (Nom de la municipalité ou du bureau de poste)	(Postal Code/ Code postal)

3. Number (or minimum and maximum number) of directors is:	Nombre (ou nombres minimal et maximal) d’administrateurs:
MINIMUM 1	MAXIMUM 10

4. The first director(s) is/are:	Premier(s) administrateur(s):
First name, initials and surname	Resident Canadian State Yea or No
Prenom, initiales et nom de famille	Resident Canadian Oui/Non

Address for service, giving Street & No.	Domicile élu, y compris la rue et le
or R.R. No., Municipality and Postal Code numéro, le	numéro de la R.R., ou le nom de la municipalité et le code postal

* AJAY	Yes
KOCHHAR

2351 ROYAL WINDSOR DRIVE Suite 10

MISSISSAUGA ONTARIO
CANADA L5J 4S7

Page: 2
Ontario Corporation Number
Request ID / Demande n°	Numéro de la compagnie en Ontario

019611247	002547013

5.	Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.

Limites, 8,12 y a lieu, imposées aux activitées commerciales ou aux pouvoirs de la compagnie.

None

6.	The classes and any maximum number of shares that the corporation is authorized to issue:

Catégories et nombre maximal, s’il y a lieu, d’actions qua la compagnie est autorisée à émettre:

The Corporation is authorized to issue an unlimited number of voting Common Shares; an unlimited number of Class A non-voting Common Shares, and unlimited Preference Shares.

Page: 3
Ontario Corporation Number
Request ID / Demande n°	Numéro de la compagnie en Ontario

019611247	002547013

7.

Rights, privileges, restrictions and conditions (if any) attaching to each class of shares, and directors’ authority with respect to any class of shares which may be issued in series: Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

VOTING COMMON SHARES

The voting common shares shall have attached thereto as a class the following rights, privileges, restrictions and conditions:

(a) the holders of the voting common shares shall be entitled to receive notice of and attend all meetings of shareholders of the corporation, except meetings of other classes of shareholders, and each voting common share shall confer the right to one vote in person, or by proxy, at all such meetings of shareholders of the Corporation.

(b) the holders of the voting common shares shall be entitled to share equally with all other shares of the corporation the remaining property of the corporation upon the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, in equal amounts per share.

(c) such voting common shares shall be entitled to receive dividends per share as the directors, by resolution, may from time to time determine.

CLASS A NON-VOTING COMMON SHARES

The Class A non-voting common shares shall have attached hereto, as a class, the following rights, privileges, restrictions and conditions:

(a) the holders of the Class A common shares shall be entitled to receive notice of all shareholders meetings, but save for those shareholders meetings called for the purpose of authorizing the dissolution of the corporation, or the sale of its undertaking of a substantial part thereof, shall not be entitled to any right to vote.

(b) the holders of the Class A common shares shall be entitled to share equally with all other shares of the corporation the remaining property of the corporation upon the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, in equal amounts per share.

(c) such Class A common shares shall be entitled to receive dividends per share as the Directors, by resolution, may from time to time determine.

PREFERENCE SHARES

The preference shares shall be non-cumulative, redeemable, non-participating, non-voting which have attached hereto the following rights, privileges, restrictions and conditions:

Page: 4
Ontario Corporation Number
Request ID / Demande n°	Numéro de la compagnie en Ontario

019611247	002547013

7.	Rights, privileges, restrictions and conditions (if any) attaching to each class of shares, and directors’ authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

1. The holders of the preference shares shall be entitled out of any or all profits or surplus available for dividends to any dividends declared payable on the preference shares at such time, in such manner, and in such amount as the directors in their discretion may determine.

2. The preference shares shall rank, both as regards dividends and repayment of capital, in priority to all other shares of the Corporation but shall not confer any further right to participate in profits or assets.

3. The holders of the preference shares shall not, as such, have any voting rights for the election of directors or for any other purpose nor shall they be entitled to attend shareholders’ meetings; holders of preference shares shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof; holders of common shares on the record date for voting, if any, shall be entitled to one (1) vote for each common share held by them at all shareholders’ meetings; and

4. Any amendment to the Articles of the Corporation to delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the preference shares or to create special shares ranking in priority to or on a parity with the preference shares, in addition to the authorization by a special resolution, may be authorized by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the preference shares duly called for that purpose.

5. The said preference shares or any part thereof shall be redeemable at the option of the holders without the consent of the Corporation at a price equal to the amount paid per share plus any declared and unpaid dividends

6. The said preference shares or any part thereof shall be redeemable at the option of the Corporation without the consent of the holder thereof at a price equal to the amount paid per share plus any declared and unpaid dividends.

7. In the event of the liquidation, dissolution or winding up of the Corporation or their distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the preference shares shall be entitled to share equally with all other shares of the Corporation and to receive any equal share of the remaining property of the Corporation upon dissolution.

Page: 5
Ontario Corporation Number
Request ID / Demande n°	Numéro de la compagnie en Ontario

019611247	002547013

8.	The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

L’émission, le transfert ou la propriété d’actions est/n’est pas restreinte. Les restrictions, s’il y a lieu, sont les suivantes:

No shares shall be issued or transferred without the express consent of a majority of the Directors, to be signified by a resolution passed by the Board of Directors.

Page: 6
Ontario Corporation Number
Request ID / Demande n°	Numéro de la compagnie en Ontario

019611247	002547013

9.	Other provisions if any:

Autres dispositions, s’il y a lieu:

The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment, to be shareholders of the Corporation, is limited to not more than fifty, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

Any invitation to the public to subscribe for securities of the Corporation is prohibited.

Subject to the provisions of the Business Corporations Act, the Corporation may purchase any of its issued shares which shares shall be cancelled.

Page: 7
Ontario Corporation Number
Request ID / Demande n°	Numéro de la compagnie en Ontario

019611247	002547013

10.	The names and addresses of the incorporators are

Nom et adresse des fondateurs

First name, initials and last name	Piton, initials et nom de
or corporate name	famille ou dénomination sociale

Full address for service or address of registered office or of principal place of business giving street & No. or R.R. No., municipality and postal code

Domicile élu, adresse du siège social au adresse de l’établissement principal, y compris la rue et le numéro, le numéro de la R.R., le nom de la municipalité et le code postal

AJAY KOCHHAR

2351 ROYAL WINDSOR DRIVE Suite 10

MISSISSAUGA ONTARIO

CANADA L5J 4S7

For Ministry Use Only	Ontario Corporation Number
A l’usage exclusif du ministère	Numéro de la société en Ontario

Ministry of Government	Ministère des Services
and Consumer Services	gouvernementaux et des
Ontario	Services aux consommateurs	002547013

CERTIFICATE	CERTIFICAT
This is to certify that these articles are effective on	Ceci certifie que les présents statuts entrent en vigueur le

NOVEMBER 13	NOVEMBRE, 2020
17
Director / Directeur
Business Corporations Act / Loi sur les sociétés par actions

ARTICLES OF AMENDMENT

STATUTS DE MODIFICATION

Form 3	1.	The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Business		Dénomination sociale actuelle de la société (écrire en LETTRES MAJUSCULES SEULEMENT)
Corporations
Act		LI- C Y C L E C O R P .

Formule 3
Lol sur les sociétés par actions
	2.	The name of the corporation is changed to (if applicable : (Set out in BLOCK CAPITAL LETTERS) Nouvelle dénomination sociale de la société (s’il y a lieu) (écrire en LETTRES MAJUSCULES SEULEMENT)

	3.	Date of incorporation/amalgamation:
Date de la constitution ou de la fusion :
2016, 11, 16
(Year, Month, Day)
(année, mois, jour)

	4.	Complete only if there is a change in the number of directors or the minimum / maximum number of directors. II faut remplir cette partie seulement si le nombre d’administrateurs ou si le nombre minimal ou maximal d’administrateurs a change.

		Number of directors is/are:	minimum and maximum number of directors is/are:
		Nombre d’administrateurs :	nombres minimum et maximum d’administrateurs :

		N u m b e r	minimum and maximum
		N o m b r e	minimum et maximum

		o r	__ J __
o u

	5.	The articles of the corporation are amended as follows: Les statuts de la société sont modifiés de la façon suivante :

See attached pages 1A to 1P, inclusive.

07119 (2011/05) ©Queen’s Printer for Ontario, 2011 / Imprimeur de la Refine pour (‘Ontario, 2011	Page 1 of/de 2

5.	The articles of the corporation are amended as follows:

(a)	to create an unlimited number of Class A Preferred Shares;

(b)	to declare that the authorized capital of the Corporation, after giving effect to the foregoing, consists of:

(i)	an unlimited number of voting Common Shares;

(ii)	an unlimited number of Class A non-voting Common Shares;

(iii)	an unlimited number of Preference Shares; and

(iv)	an unlimited number of Class A Preferred Shares;

(c)	the provide that the rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares shall be as follows:

CLASS A PREFERRED SHARES

1. (a)

Voting. The holders of the Class A Preferred Shares shall be entitled to receive notice of and attend all meetings of shareholders of the Corporation, except meetings of other classes of shareholders, and each Class A Preferred Share shall confer the right to that number of votes equal to the number of Common Shares then issuable upon conversion of such Class A Preferred Share, to be voted in person, or by proxy, at all such meetings of shareholders of the Corporation.

(b)	Liquidation, Dissolution or Winding-Up.

(i)

Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), or upon a Deemed Liquidation Event (as defined below), the holders of Class A Preferred Shares then outstanding shall be entitled to be paid, and shall accept, out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Common Shares, Class A non-voting common shares, preference shares or shares of any other class ranking junior to the Class A Preferred Shares by reason of their ownership thereof an amount per share equal to the greater of : (X) the Original Issue Price (as defined below) of such share, plus any dividends declared but unpaid thereon, and (Y) such amount per share as would have been payable had all Class A Preferred Shares been converted into Common Shares pursuant to Section 1(e) immediately prior to the Liquidation Event or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to with respect to each Class A Preferred Share as the “Liquidation Amount”). Notwithstanding the foregoing, if a holder of Class A Preferred

1 A

Shares sells, transfers or otherwise disposes of Class A Preferred Shares in connection with a Deemed Liquidation Event, then no amount shall be payable to the holder of Class A Preferred Shares upon such Deemed Liquidation Event. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Class A Preferred Shares the full amount to which they shall be entitled under this Section 1(b)(i), the holders of Class A Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. A “Deemed Liquidation Event” means a sale, transfer or other disposition of all or substantially all of the assets, property or business of the Corporation, an amalgamation, arrangement, merger or consolidation with or into any other Corporation or the sale of more than 50% of the outstanding voting securities of the Corporation, other than (i) an amalgamation, arrangement, merger or consolidation with one or more wholly-owned (directly or indirectly) subsidiaries of the Corporation, (ii) an amalgamation, arrangement, or merger effected exclusively to change the domicile of the Corporation, (iii) a transaction in which the shares of the Corporation outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, a majority of the voting power of the shares of the Corporation or any successor or survivor thereof; and the “Original Issue Price” shall mean U.S.$81.81.

(ii)

In the event of a Liquidation Event or a Deemed Liquidation Event, after the payment of the Liquidation Amount with respect to Class A Preferred Shares entitled to such payment as provided in Section 1(b)(i), such Class A Preferred Shares will be cancelled and holders of Class A Preferred Shares will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of any Liquidation Event or Deemed Liquidation Event.

(c)

Dividends. The Class A Preferred Shares shall be entitled to receive dividends per share as the directors, by resolution, may from time to time determine. If the board of directors determines to declare and pay in any financial year of the Corporation any dividend on the Common Shares, such dividend must be declared and paid in equal or equivalent amounts per share on all of the Common Shares and the Class A Preferred Shares at the time outstanding without preference or distinction.

1B

(d)

Protective Provisions. The Corporation shall not, either directly or indirectly, by amendment, merger, amalgamation, arrangement, or otherwise, do any of the following without (in addition to any other vote required by applicable law or the Articles of the Corporation) the written consent or affirmative vote of the holders representing the majority of votes attached to the then outstanding Class A Preferred Shares (the “Class A Majority”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)	effect a Liquidation Event;

(ii)	alter or change the rights, preferences or privileges of the Class A Preferred Shares so as to adversely affect such rights, preferences or privileges;

(iii)	purchase or redeem any shares of the Corporation other than

(i)

repurchases or redemptions of Common Shares from any officer, ‘employee, director or consultant in connection with the cessation of such employment or service, (ii) pursuant to any restricted stock purchase agreement between the Corporation and any officer, employee, director or consultant, or (iii) pursuant to any right of first refusal existing in favour of the Corporation in respect of the sale of such shares; or

(iv)	issue any shares having rights, preferences or privileges in respect dividends or in the event of a Liquidation or Deemed Liquidation Event which are superior to the Class A Preferred Shares.

(e)	The holders of the Class A Preferred Shares shall have conversion rights as follows (the “Class A Conversion Rights”):

(i)

Conversion Ratio: Each Class A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Common Shares as is determined by dividing the amount described in clause (X) of the definition of “Liquidation Amount” in respect of each such Class A Preferred Share by the Conversion Price (as defined below) of each such Class A Preferred Share in effect at the time of conversion. The “Conversion Price” of each Class A Preferred Share shall initially be equal to the Original Issue Price with respect to each such share. Such initial Conversion Price, and the rate at which each Class A Preferred Share may be converted into Common Shares, shall be subject to adjustment as provided below. A holder of Class A Preferred Shares may not exercise such conversion right in respect of less than all of the Class A Preferred Shares held by such holder at the Class A Conversion Time (as defined below).

1C

(ii)

Termination of Conversion Rights. In the event of a Liquidation Event or a Deemed Liquidation Event, the Class A Conversion Rights shall terminate at 5:00 pm Eastern time on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Preferred Shares.

(iii)

Fractional Shares. No fractional Common Shares shall be issued upon conversion of the Class A Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a Common Share as determined in good faith by the directors of the Corporation. Alternatively, at the option of the Corporation, the number of Common Shares issued on conversion shall be rounded up to the nearest whole number. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Class A Preferred Shares the holder is at the time converting into Common Shares and the aggregate number of Common Shares issuable upon such conversion.

(iv)

Notice of Conversion: In order for a holder of Class A Preferred Shares to voluntarily convert Class A Preferred Shares into Common Shares, such holder shall surrender the certificate or certificates for such Class A Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Corporation, together with written notice that such holder elects to convert all of the Class A Preferred Shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Common Shares to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The time of conversion (the “Class A Conversion Time”) shall be 5:00 pm Eastern time on the date of receipt by the Corporation of such certificates (or lost certificate affidavit and agreement) and notice, and the Common Shares

1D

issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Class A Conversion Time, (i) issue and deliver to such holder of Class A Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable upon such conversion in accordance with the provisions hereof, (ii) pay in cash such amount as provided in Section 1(e)(iii) in lieu of any fraction of a Common Share that is otherwise issuable upon such conversion (if applicable), and (iii) pay all declared but unpaid dividends on the Class A Preferred Shares converted.

(v)

Reservation of Shares: The Corporation shall, at all times during which any Class A Preferred Shares remain outstanding, reserve and keep available out of its authorized but unissued capital, for the purpose of effecting the conversion of the Class A Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Shares. If, at any time, the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Class A Preferred Shares, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of the Corporation.

(vi)

Effect of Conversion: All Class A Preferred Shares that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Class A Conversion Time, except only the right of the holders thereof to receive Common Shares in exchange therefor to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 1(e)(iii) (if applicable). Any Class A Preferred Shares so converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized number of Class A Preferred Shares accordingly.

(vii)

No Further Adjustment: Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Class A Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion.

lE

(viii)

Addition to Stated Capital: Upon any such conversion, an amount equal to the “paid-up capital” (as defined in the Income Tax Act (Canada)) attributable to the Class A Preferred Shares so converted shall be added to the stated capital account of the Common Shares (determined in Canadian dollars based on the Bank of Canada daily rate in effect on the date of issue).

(f)	Adjustments to Conversion Price for Diluting Shares.

(i)	Special Definitions: For purposes of this Section 1(f)(i), the following definitions shall apply:

A.

“Additional Common Shares” shall mean all Common Shares issued (or, pursuant to Section (f)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following Common Shares and (2) Common Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

a)	Common Shares, Options or Convertible Securities issued by reason of a dividend, share split or other distribution on Common Shares that is covered by Sections (g), (h) and (i);

b)

Common Shares or Convertible Securities actually issued upon the exercise of Options or Common Shares actually issued upon the conversion or exchange of Convertible Securities, including the Class A Preferred Shares, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

c)

Common Shares or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the directors of the Corporation;

d)

Common Shares, Options or Convertible Securities issued as consideration for the acquisition of another Corporation by the Corporation by amalgamation, arrangement, or purchase of all or substantially all of the assets or shares or other reorganization or to a joint venture agreement; and

e)

Common Shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction or other similar transaction.

1F

B.	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.

C.	“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.

D.	“Original Issue Date” shall mean the date on which the first Class A Preferred Share was issued.

(ii)

No Adjustment of Conversion Price. No adjustment to the Conversion Price for the Class A Preferred Shares shall be made as the result of the issuance or deemed issuance of Additional Common Shares if the Corporation receives written notice from the Class A Majority agreeing that no such adjustment shall be made to such Conversion Price as the result of the issuance or deemed issuance of such Additional Common Shares.

(iii)	Deemed issue of Additional Common Shares:

A.

if the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

1G

B.

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of the Class A Preferred Shares pursuant to the terms of Section 1(f)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of the Class A Preferred Shares computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 1(f)(iii)B shall have the effect of increasing the Conversion Price of the Class A Preferred Shares to an amount that exceeds the lower of (i) the Conversion Price of the Preferred Shares in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price of the Class A Preferred Shares that would have resulted from any issuances of Additional Common Shares (other than deemed issuances of Additional Common Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

C.

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of the Class A Preferred Shares pursuant to the terms of Section 1(f)(iv) (either because the consideration per share (determined pursuant to Section l(f)(vi)) of the Additional Common Shares subject thereto was equal to or greater than the Conversion Price of the Preferred Shares then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon

1H

the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Shares subject thereto (determined in the manner provided in Section 1(f)(iii)A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

D.

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of the Class A Preferred Shares pursuant to the terms of Section 1(f)(iv), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

E.

If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of the Class A Preferred Shares provided for in this Section 1(f)(iii)E shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 1(f)(iii)B and 1(f)(iii)C). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of the Class A Preferred Shares that would result under the terms of this Section l(f)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price of the Class A Preferred Shares that such issuance or amendment took place at the time such calculation can first be made.

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(iv)

Adjustment of Conversion Price Upon Issuance of Additional Common Shares: in the event the Corporation shall at any time after the Original Issue Date issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 1(f)(iii)), without consideration or for a consideration per share less than the Conversion Price of the Class A Preferred Shares in effect immediately prior to such issue, then the Conversion Price of the Class A Preferred Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-tenth of a cent) determined in accordance with the following formula:

CP2 = CP 1 * (A + B) ± (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

A.	“CP2” shall mean the Conversion Price of the Class A Preferred Shares in effect immediately after such issue of Additional Common Shares;

B.	“CP1” shall mean the Conversion Price of the Class A Preferred Shares in effect immediately prior to such issue of Additional Common Shares;

C.

“A” shall mean the number of Common Shares outstanding immediately prior to such issue of Additional Common Shares (treating for this purpose as outstanding all Common Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Class A Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

D.

“B” shall mean the number of Common Shares that would have been issued if such Additional Common Shares had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

E.	“C” shall mean the number of such Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 1(f)(iii)) issued in such transaction.

(v)	Determination of Consideration. For purposes of this Section 1(f), the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

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A.	Cash and Property: Such consideration shall:

a)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

b)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the directors of the Corporation; and

c)

in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the directors of the Corporation.

B.

Options and Convertible Securities: The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Section 1(0(iii), relating to Options and Convertible Securities, shall be determined by dividing:

a)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b)

the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

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(vi)

Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Common Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of the Class A Preferred Shares pursuant to the terms of Section l(f)(iv), then, upon the final such issuance, the Conversion Price of the Class A Preferred Shares shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(g)

Adjustment for Share Splits and Share Consolidations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Conversion Price of the Class A Preferred Shares in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each Class A Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding Common Shares, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of each Class A Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding. Any adjustment under this Section 1(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(h)

Adjustment for Certain Dividends and Distributions: in the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Conversion Price of the Class A Preferred Shares in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i)	the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)

the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

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Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of the Class A Preferred Shares shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 1(h) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Class A Preferred Shares simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Class A Preferred Shares had been converted into Common Shares on the date of such event.

(i)

Adjustment for Amalgamation, Arrangement Merger or Reorganization, etc. subject to the provisions of Section 1(b), if there shall occur any amalgamation, arrangement, consolidation, merger, recapitalization, reclassification or reorganization involving the Corporation in which the Common Shares (but not the Class A Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 1(f)(iv) and 1(h)), then, following any such amalgamation, arrangement, consolidation, merger, recapitalization, reclassification or reorganization, each Class A Preferred Share shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into, and each holder of Class A Preferred Shares shall accept, the kind and amount of securities, cash or other property that a holder of the number of Common Shares issuable upon conversion of one Class A Preferred Share immediately prior to such amalgamation, arrangement, consolidation, merger, recapitalization, reclassification or reorganization would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the directors of the Corporation) shall be made in the application of the provisions in this Section 1(i) with respect to the rights and interests thereafter of the holders of the Class A Preferred Shares, to the end that the provisions set forth in this Section 1(i) (including provisions with respect to changes in and other adjustments of the Conversion Price of the Class A Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Preferred Shares.

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(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Sections 1(f), 1(g), 1(h) or 1(i), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred Shares a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Preferred Shares (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of the Class A Preferred Shares then in effect, and (ii) the applicable number of Common Shares and the amount, if any, of other securities, cash or property that then would be received upon the conversion of the Class A Preferred Shares.

(k)	Notice of Record Date: In the event:

(i)

the Corporation shall take a record of the holders of its Common Shares (or other shares or securities at the time issuable upon conversion of the Class A Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares in the capital of the Corporation of any class or series or any other securities, or to receive any other security; or

(ii)	of any capital reorganization of the Corporation, or any reclassification of the Common Shares; or

(iii)	of any Liquidation Event or Deemed Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class A Preferred Shares a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Liquidation Event or Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Shares (or such other shares in the capital of the Corporation or securities at the time issuable upon the conversion of the Class A Preferred Shares) shall be entitled to exchange their Common Shares (or such other shares in the capital of the Corporation or securities) for securities or other property deliverable upon such reorganization, reclassification, Liquidation Event or Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Class A Preferred Shares and the Common Shares. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

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(1)	Mandatory Conversion.

(i)

Upon the the admission of any or all of the Common Shares to be listed on the New York Stock Exchange, the NASDAQ Stock Market System, the Toronto Stock Exchange or any other national or international securities exchange, whether pursuant to (a) an underwritten, on a firm-commitment basis, primary initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a qualified prospectus filed with the Canadian securities regulatory authority, (b) recapitalization, (c) a business combination, including, without limitation, a business combination involving the Corporation and, or one or more of its affiliates and a special purpose acquisition corporation, (d) direct listing or otherwise (each such event being an “IPO” and the time immediately prior to the closing of such IPO being the “Mandatory Conversion Time”) so long as the fully diluted pre-money valuation of the Corporation prior to such IPO is at least U.S.$200,000,000, where “fully diluted” assumes the exercise of outstanding options, warrants and convertible securities of the Corporation, as well as, without duplication, voting shares of the Corporation available for future issuance under the Corporation’s stock option plan, (x) all outstanding Class A Preferred Shares shall automatically be converted into Common Shares at the Conversion Price of the Class A Preferred Shares, and (y) such shares may not be reissued by the Corporation.

(ii)

All holders of record of the Class A Preferred Shares shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such Class A Preferred Shares pursuant to this Section 1(1)(ii). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of Class A Preferred Shares shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class A Preferred Shares converted pursuant to Section 1(1)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Shares), will terminate at the Mandatory Conversion Time

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(notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 1(1)(ii). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the applicable Class A Preferred Shares, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 1(e)(iii) in lieu of any fraction of a Common Share otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Class A Preferred Shares converted. Such converted Class A Preferred Shares shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized number of Class A Preferred Shares accordingly.

(m)

Specified Amount. The amount specified in respect of each Class A Preferred Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) is an amount equal to the Canadian-dollar equivalent of U.S.$81.81 (based on the Bank of Canada daily exchange rate in effect on the date of issue of such Class A Preferred Share).

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6.	The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

La modification a été dûment autorisée conformément aux articles 168 et 170 (selon le cas) de la Loi sur les sociétés par actions.

7.	The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on

Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le

2020, November, 12

(Year, Month, Day)

(année, mois, jour)

These articles are signed in duplicate.

Les présents statuts sent signes en double exemplaire,

LI-CYCLE CORP.

(Print name of corporation from Article 1 on page 1)

(Veuillez écrire le nom de la société de (‘article un 6 la page une).

By/ Ajay Kochhar
Par:
President and CEO

(Signature)	(Description of Office)
(Signature)	(Fonction)

BY-LAW NO. 1

A by-law relating generally to the conduct of the business and affairs of

LI-CYCLE CORP.

CONTENTS

1.	Interpretation

2.	General Business Matters

3.	Directors

4.	Meetings of Directors

5.	Officers

6.	Protection of Directors, Officers and Others

7.	Meetings of Shareholders

8.	Shares

9.	Dividends

10.	Notices

11.	Effective Date

BE IT ENACTED as a by-law of Li-Cycle Corp. as follows:

1. INTERPRETATION

1.1 Definitions—In this by-law and all other by-laws and resolutions of the Corporation, unless the context otherwise requires:

“Act” means the Business Corporations Act (Ontario), including the Regulations made pursuant thereto, and any statute or regulations substituted therefor, as amended from time to time;

“appoint” includes “elect”, and vice versa

“articles” means the Articles of Incorporation and/or other constating documents of the Corporation as amended or restated from time to time;

“board” means the board of directors of the Corporation and “director” means a member of the board;

“by-laws” means this by-law and all other by-laws, including special by-laws, of the Corporation as amended from time to time and which are, from time to time, in force and effect;

“Corporation” means this Corporation, being the corporation to which the Articles pertain, and named “Li-Cycle Corp.”;

“meeting of shareholders” includes an annual meeting of shareholders and a special meeting of shareholders; “special meeting of shareholders” means a special meeting of all shareholders entitled to vote at an annual meeting of shareholders and a meeting of any class or classes of shareholders entitled to vote on the question at issue;

“recorded address” means, in the case of a shareholder, his address as recorded in the shareholders’ register; and in the case of joint shareholders, the address appearing in the shareholders’ register in respect of such joint holding or the first address so appearing if there is more than one; in the case of a director, officer, auditor or member of a committee of the board, his latest address as shown in the records of the Corporation or in the most recent notice filed under the Corporations Information Act, whichever is the more current. The secretary may change or cause to be changed the recorded address of any person in accordance with any information believed by him to be reliable.

1.2 Rules—In the interpretation of this by-law, unless the context otherwise requires, the following rules shall apply:

a)

Except where specifically defined herein, words, terms and expressions appearing in this by-law, including the terms “resident Canadian” and “unanimous shareholder agreement” shall have the meaning ascribed to them under the Act;

b)	Words importing the singular include the plural and vice versa;

c)	Words importing gender include the masculine, feminine and neuter genders;

d)

Words importing a person include an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator, or other legal representative.

2. GENERAL BUSINESS MATTERS

2.1 Registered Office - The shareholders may, by special resolution, from time to time change the municipality or geographic township within Ontario in which the registered office of the Corporation shall be located, but unless and until such special resolution has been passed, the registered office shall be where initially specified in the articles. The directors shall from time to time fix the location of the registered office within such municipality or geographic township.

2.2 Corporate Seal - The Corporation may, but need not, have a corporate seal; if adopted, such seal shall be in the form approved from time to time by the board.

2.3 Fiscal Year - Unless and until another date has been effectively determined, the fiscal year or financial year of the Corporation shall end on November 30th* in each year.

2.4 Execution of Documents - Deeds, transfers, assignments, contracts, obligations and other instruments in writing requiring execution by the Corporation may be signed by any one of the President or the Secretary or the Treasurer alone*.

Notwithstanding the foregoing, the board may from time to time direct the manner in which and the person or persons by whom a particular document or class of documents shall be executed. Any person authorized to sign any document may affix the corporate seal thereto.

2.5 Banking - All matters pertaining to the banking of the Corporation shall be transacted with such banks, trust companies or other financial organizations as the board may designate or authorize from time to time. All such banking business shall be transacted on behalf of the Corporation pursuant to such agreements, instructions and delegations of powers as may, from time to time, be prescribed by the board.

3. DIRECTORS

3.1 Powers - Subject to the express provisions of a unanimous shareholder agreement, the directors shall manage or supervise the management of the business and affairs of the Corporation.

3.2 Transaction of Business - Business may be transacted by resolutions passed at meetings of directors or committees of directors at which a quorum is present or by resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors or a committee of directors. A copy of every such resolution in writing shall be kept with the minutes of the proceedings of the directors or committee of directors.

3.3 Number - Until changed in accordance with the Act, the board shall consist of that number of directors, being a minimum of one (1) and a maximum of ten (10)*, as determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the board.

3.4 Resident Canadians - If the board consists of only one director, that director shall be a resident Canadian. If the board consists of two directors, at least one of the two directors shall be a resident Canadian. Except as aforesaid, not less than 25% of the directors of the Corporation shall be resident Canadians.

3.5 Qualifications - Each director shall be an individual who is not less than 18 years of age. No person who is of unsound mind and has been so found by a court in Canada or elsewhere or who has the status of a bankrupt shall be a director. If a director acquires the status of a bankrupt or becomes of unsound mind and is so found, he shall thereupon cease to be a director. A director need not be a shareholder.

3.6 Election and Term - The election of directors shall take place at the first meeting of shareholders and at each annual meeting of shareholders and all the directors then in office shall retire, but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors then in office unless the directors or shareholders shall have otherwise determined in accordance with the Act. Where the shareholders adopt an amendment to the articles to increase the number or minimum number of directors, the shareholders may, at the meeting at which they adopt the amendment, elect the additional number of directors authorized by the amendment. The election shall be by resolution. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

3.7 Resignation - A director who is not named in the articles may resign from office upon giving a written resignation to the Corporation and such resignation becomes effective when received by the Corporation or at the time specified in the resignation, whichever is later. A director named in the articles shall not be permitted to resign his office unless at the time the resignation is to become effective a successor is elected or appointed.

3.8 Removal - Subject to the provisions of the Act, the shareholders may, by ordinary resolution passed at an annual or special meeting of shareholders, remove any director from office before the expiration of his term and may elect a qualified individual to fill the resulting vacancy for the remainder of the term of the director so removed, failing which such vacancy may be filled by the board. Notice of intention to pass such resolution shall be given in the notice calling the meeting.

3.9 Vacation of office - A director ceases to hold office when he dies, resigns, is removed from office by the shareholders, or becomes disqualified to serve as director.

3.10 Vacancies - Subject to the provisions of the Act, a vacancy on the board may be filled for the remainder of its term by a qualified individual by resolution of a quorum of the board. If there is not a quorum of directors or if a vacancy results from the failure to elect the number of directors required to be elected at any meeting of shareholders, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

4. MEETINGS OF DIRECTORS

4.1 Place of Meetings - Meetings of the board may be held at the registered office of the Corporation or at any other place within or outside of Ontario, and it is not necessary that, in any financial year of the Corporation, a majority of such meetings be held in Canada.

4.2 Participation by Telephone - With the unanimous consent of all of the directors present at or participating in the meeting, a director may participate in a meeting of the board or in a meeting of a committee of directors by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in such a meeting by such means is deemed for the purposes of the Act and this by-law to be present at that meeting. A consent pursuant to this provision may be given before or after the meeting to which it relates and may be a “blanket” consent, relating to all meetings of the board and/or committees of the board and need not be in writing.

4.3 Calling of Meetings - In addition to any other provisions in the articles or by-laws of a Corporation for calling meetings of directors, a quorum of the directors may, at any time, call a meeting of any business, the general nature of which is specified in the notice calling the meeting. Where the Corporation has only one director, that director may constitute a meeting.

4.4 Notice of Meeting - Notice of the time and place for the holding of a meeting of the board shall be given to every director of the Corporation not less than two clear days (excluding Sundays and holidays as defined by the Interpretation Act) before the date of the meeting. Notwithstanding the foregoing, notice of a meeting shall not be necessary if all of the directors are present, and none objects to the holding of the meeting, or if those absent have waived notice of or have otherwise signified their consent to the holding of such meeting. Notice of an adjourned meeting is not required if the time and place of the adjourned meeting is announced at the original meeting.

4.5 First Meeting of New Board - Provided that a quorum of directors is present, a newly elected board may, without notice, hold its first meeting immediately following the meeting of shareholders at which such board is elected.

4.6 Regular Meetings - The board may appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named. A copy of any resolution of the board fixing the place and time of such regular meetings of the board shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

4.7 Quorum - A majority of the directors elected to office* constitutes a quorum at any meeting of the board.

4.8 Chairman - The Chairman of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting:

Chairman of the Board

President,

A Vice-President, or

Managing Director

If no such officer is present, the directors present shall choose one of their number to be Chairman of such meeting.

4.9 Votes to Govern - At all meetings of the board, every question shall be decided by a majority of the votes cast on the question; and in the case of an equality of votes, the Chairman of the meeting shall not *be entitled to a second or casting vote.

4.10 Disclosure- Conflict of Interest - A director or officer of the Corporation who is a party to, or who is a director or an officer of, or has a material interest in any person who is a party to, a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of directors the nature and extent of his interest. Disclosure, as aforesaid, shall be made at the time and in the manner required by the Act, and a director so having an interest in a contract or transaction shall, unless expressly permitted by the Act, not vote on any resolution to approve the contract or transaction.

4.11 Delegation by Directors (Committees) - The board may appoint from their number a managing director, or a committee of directors, and delegate to such managing director or committee any of the powers of the board except those which relate to matters over which a managing director or committee shall, pursuant to the Act, not have authority. Unless otherwise determined by the board, a committee shall have the power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure.

4.8 Remuneration and Expenses - Subject to the articles and any unanimous shareholder agreement, the board may fix the remuneration of the directors, which remuneration shall be in addition to any remuneration which may be payable to a director who serves the Corporation in any other capacity. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board, committees or shareholders and for such other out-of-pocket expenses incurred in respect of the performance of their duties as the board may from time to time determine.

5. OFFICERS

5.1 Appointment - The board may from time to time designate the offices of the Corporation, appoint officers (and assistants to officers), specify their duties and, subject to the Act or the provisions of any unanimous shareholder agreement, delegate to such officers powers to manage the business and affairs of the Corporation. A director may be appointed to any office of the Corporation. Except for the chairman of the board and the managing director, an officer may but need not be a director. Two or more offices may be held by the same person.

5.2 Term of Office (Removal) - In the absence of a written agreement to the contrary, the board may remove, whether for cause or without cause, any officer of the Corporation. Unless so removed, an officer shall hold office until his successor is appointed or until his resignation, whichever shall first occur.

5.3 Terms of Employment, Duties and Remuneration - The terms of employment and remuneration of all officers elected or appointed by the board shall be determined from time to time and may be varied from time to time by the board. The fact that any officer or employee is a director or shareholder of the Corporation shall not disqualify him from receiving such remuneration as may be determined. All officers, in the absence of agreement to the contrary, shall be subject to removal by resolution of the Board of Directors at any time, with or without cause.

5.4 Description of Offices - Unless otherwise specified by the board (which may, subject to the Act, modify, restrict or supplement such duties and powers), the offices of the Corporation, if designated and if officers are appointed thereto, shall have the following duties and powers associated therewith:

a)

Chairman of the Board - The chairman of the board, if one is to be appointed, shall be a director. The board may assign to him any of the powers and duties which, pursuant to the by-laws, are capable of being assigned to the managing director or to the president. During the absence or disability of the Chairman of the Board, the President shall assume all his powers and duties.

b)

Managing Director - The managing director, if one is to be appointed, shall exercise such powers and have such authority as may be delegated to him by the Board in accordance with the provisions of Section 127 of the Act.

c)

President - The President shall be the chief executive officer of the Corporation unless otherwise determined by resolution of the Board of Directors and shall have responsibility for the general management and direction of the business and affairs of the Corporation, subject to the authority of the Board of Directors. Where no Chairman of the Board is elected or during the absence or inability to act of Chairman of the Board, the President, when present, shall preside at all meetings of shareholders, and if he is a director, at all meetings of the Board of Directors or meetings of a committee of directors;

d)

Vice-President - During the absence or inability of the President, his duties may be performed and his powers may be exercised by the Vice-President, or if there are more than one, by the Vice-President in order of seniority (as determined by the Board of Directors) save that no Vice-President shall preside at a meeting of the Board of Directors or at a meeting of shareholders who is not qualified to attend the meeting as a director or shareholder, as the case may be. A Vice-President shall also perform such duties and exercise such powers as the President may from time to time delegate to him or as the Board of Directors may prescribe;

e)

General Manager - The General Manager, if one be appointed, shall have the responsibility for the general management, and direction, subject to the authority of the Board of Directors and the supervision of the President, of the Corporation’s business and affairs and the power to appoint and remove any and all officers, employees and agents of the Corporation not appointed directly by the Board of Directors and to settle the terms of their employment and remuneration.

Secretary - The secretary, when in attendance, shall be the secretary of all meetings of the board, shareholders and committees of the board and, whether or not he attends, the secretary shall enter or cause to be entered in the Corporation’s minute book, minutes of all proceedings at such meetings; he shall give, or cause to be given, as and when instructed, notices to shareholders, directors, auditors and members of committees; he shall be the custodian of the corporate seal as well as all books, papers, records, documents and other instruments belonging to the Corporation. He shall perform such other duties as may from time to time be prescribed by the Board of Directors;

g)

Treasurer - The treasurer shall be responsible for the maintenance of proper accounting records in compliance with the Act as well as the deposit of money, the safekeeping of securities and the disbursement of funds of the Corporation; whenever required, he shall render to the board an account of his transactions as treasurer and of the financial position of the Corporation.

The duties of all other officers of the Corporation shall be such as the terms of their engagement call for or the board requires of them. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board otherwise directs.

5.5 Vacancies - If the office of the Chairman of the Board, Managing Director, President, Vice-President, Secretary, Assistant Secretary, Treasurer, Assistant Secretary, or any one of such offices, or any other office shall be or become vacant by reason of death, resignation, disqualification or otherwise, the Board of Directors by resolution shall in the case of the President or Secretary, and may in the case of any other office, appoint a person to fill such vacancy.

5.6 Agents and Attorneys - The board shall have power from time to time to appoint agents or attorneys for the Corporation in or out of Ontario with such powers of management, administration or otherwise (including the power to sub-delegate) as the board considers fit.

5.7 Disclosure- Conflict of Interest - An officer shall have the same duty to disclose his interest in a material contract or transaction or proposed material contract or transaction with the Corporation, as is, pursuant to the provisions of the Act and the by-laws, imposed upon directors.

6. PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.1 Standard of Care - Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of the Corporation shall comply with the Act, the regulations, articles, by-laws and any unanimous shareholder agreement.

6.2 Limitation of Liability - Provided that the standard of care required of him has been satisfied, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default.

6.3 Indemnity of Directors and Officers - Subject to the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director of officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal administrative, investigative or other action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate if,

a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall indemnify such person in all such other matters, actions, proceedings and circumstances as may be permitted by the Act or the law.

6.4 Insurance - Subject to the Act, the Corporation may purchase and maintain such insurance for the benefit of any person entitled to be indemnified by the Corporation pursuant to the immediately preceding section as the board may from time to time determine.

6.5 Financial Assistance - The Corporation or any corporation with which it is affiliated, shall not, directly or indirectly, give financial assistance by means of a loan, guarantee or otherwise, to any shareholder, director, officer or employee of the Corporation or affiliated corporation or to an associate of any such person for any purpose; or to any person for the purpose of or in connection with a purchase of a share or security convertible into or exchangeable for a share, issued or to be issued by the Corporation or affiliated corporation, where there are reasonable grounds for believing that:

(a)	the Corporation is, or after giving the financial assistance, would be unable to pay its liabilities as they become due; or

(b)

the realizable value of the Corporation’s assets, excluding the amount of any financial assistance in the form of a loan and in the form of any secured guarantee, after giving the financial assistance, would be less than the aggregate of the Corporation’s liabilities and stated capital of all classes.

The Corporation may give financial assistance by means of a loan, guarantee or otherwise, to any person in the ordinary course of business if the lending of money is part of the ordinary business of the Corporation; to any person on account of expenditures incurred or to be incurred on behalf of the Corporation; to its holding body corporate if the Corporation is a wholly owned subsidiary of the holding body corporate; to a subsidiary body corporate of the Corporation; or to employees of the Corporation or any of its affiliates, to enable or assist them to purchase or erect living accommodation for their own occupation, or in accordance with a plan for the purchase of shares of the Corporation or any of its affiliates.

7. MEETINGS OF SHAREHOLDERS

7.1 Annual Meetings - The board shall call, at such date and time as it determines, the first annual meeting of shareholders not later than eighteen months after the Corporation comes into existence and thereafter not later than fifteen months after holding the last preceding annual meeting, so as to consider the financial statements and reports required by the Act to be presented thereat, to elect directors, appoint auditors and to transact such other business as may properly be brought before the meeting.

7.2 Special Meetings - The board, the chairman of the board, the managing director or the president may at any time call a special meeting of shareholders for the transaction of any business which may properly be brought before such meeting of shareholders.

7.3 Place of Meetings - Meetings of shareholders shall be held at such place in or outside Ontario as the board determines or, in the absence of such a determination, at the place where the registered office of the Corporation is located.

7.4 Special Business - All business transacted at a special meeting or an annual meeting of shareholders, except consideration of the minutes of an earlier meeting, the financial statements and auditor’s report, election of directors and reappointment of the incumbent auditor constitutes special business.

7.5 Notice of Meetings - Notice of the time and place of a meeting of shareholders shall be sent not less than 10 days, or if the Corporation is an offering corporation, not less than twenty-one (21) days, but in either case not more than 50 days before the date of the meeting:

a)	to each shareholder entitled to vote at the meeting (according to the records of the Corporation at the close of business on the day preceding the giving of the notice);

b)	to each director; and

c)	to the auditor of the Corporation.

A meeting of shareholders may be held at any time without notice if all the shareholders entitled to vote thereat are present or represented by proxy and do not object to the holding of the meeting or those not so present by proxy have waived notice, if all the directors are present or have waived notice of or otherwise consent to the meeting and if the auditor, if any, is present or has waived notice of or otherwise consents to the meeting.

Notice of a meeting of shareholders at which special business is to be transacted shall state:

a)	the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and

b)	the text of any special resolution or by-law to be submitted to the meeting.

In the event of the adjournment of a meeting, notice, if any is required, shall be given in accordance with the provisions of the Act.

7.6 Waiving Notice - A shareholder and any other person entitled to attend a meeting of shareholders may in any manner and at any time waive notice of a meeting of shareholders, and attendance of any such person at a meeting of shareholders is a waiver of notice of the meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

7.7 Persons Entitled to be Present - The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and the auditor of the Corporation, if any and such other persons who are entitled or required under any provision of the Act, articles or by-laws of the Corporation to be present at the meeting. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

7.8 Quorum - The holders of a majority of shares entitled to vote at a meeting of shareholders*, whether present in person or represented by proxy, constitute a quorum for the transaction of business at any meeting of shareholders. If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting even if a quorum is not present throughout the meeting. If the Corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

7.9 Right to Vote - Unless the articles otherwise provide, each share of the Corporation entitles the holder thereof to one vote at a meeting of shareholders. At each meeting of shareholders every shareholder shall be entitled to vote who is entered on the books of the Corporation as a holder of one or more shares carrying the right to vote at such meeting in accordance with a shareholder list which, in the case of a record date, shall be a list of those registered at the close of business on that record date, and where there is no record date, at the close of business on the day immediately preceding the day on which notice is given or, where no notice is given, those registered on the day on which the meeting is held. When a share or shares have been mortgaged or hypothecated, the person who mortgaged or hypothecated such share or shares (or his proxy) may nevertheless represent the shares at meetings and vote in respect thereof unless in the instrument creating the mortgage or hypothec, he has expressly empowered the holder of such mortgage or hypothec to vote thereon, in which case such holder (or his proxy) may attend meetings to vote in respect of such shares upon filing with the Secretary of the meeting sufficient proof of the terms of such instrument.

7.10 Representatives - An executor, administrator, committee of a mentally incompetent person, guardian or trustee and where a Corporation is such executor, administrator, committee, guardian or trustee, any person duly a proxy appointed for such corporation, upon filing with the secretary of the meeting sufficient proof of his appointment, shall represent the shares in his or its hands at all meetings of the shareholders of the Corporation and may vote accordingly as a shareholder in the same manner and to the same extent as the shareholder of record. Where two or more persons hold the same share or shares jointly, any one of such persons present at a meeting of shareholders has the right, in the absence of the other or others, to vote in respect of such share or shares but if more than one of such persons are present or represented by proxy and vote, they shall vote together as one on the share or shares jointly held by them.

7.11 Scrutineers - At each meeting of shareholders one or more scrutineers may be appointed by a resolution of the meeting or by the Chairman with the consent of the meeting to serve at the meeting. Such scrutineers need not be shareholders of the Corporation.

7.12 Proxies - Every shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy. A proxy shall be in writing, shall be executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized, and shall cease to be valid after the expiration of one year from the date thereof. The instrument appointing a proxy shall comply with the provisions of the Act and regulations thereto and shall be in such form as the Board of Directors may from time to time prescribe or in such other form as the Chairman of the meeting may accept as sufficient and shall be deposited with the Secretary of the meeting before any vote is cast under its authority, or at such earlier time and in such manner as the Board of Directors may prescribe in accordance with the Act.

7.13 Time for Deposit of Proxies - The Corporation shall recognize a proxy only if it has been deposited with the Corporation and it shall be so deposited before any vote is taken under its authority, or at such earlier time as the board, in compliance with the Act, prescribes and which has been specified in the notice calling the meeting.

7.14 Corporate Shareholders and Associations - As an alternative to depositing a proxy, a body corporate or an association may deposit a certified copy of a resolution of its directors or governing body authorizing an individual to represent it at meetings of shareholders of the Corporation.

7.15 Joint Shareholders - Where two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

7.16 Votes to Govern - Subject to the Act, the articles, the by-laws and any unanimous shareholder agreement, all questions proposed for the consideration of the shareholders shall be determined by a majority of the votes cast thereon and, in case of an equality of votes, the chairman of the meeting shall not *have a second or casting vote.

7.17 Show of Hands - Except where a ballot is demanded as hereafter set out, voting on any question proposed for consideration at a meeting of shareholders shall be by show of hands, and a declaration by the chairman as to whether or not the question or motion has been carried and an entry to that effect in the minutes of the meeting shall, in the absence of evidence to the contrary, be evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the motion.

7.18 Ballots - For any question proposed for consideration at a meeting of shareholders, either before or after a vote by show of hands has been taken, the chairman, or any shareholder or proxyholder may demand a ballot, in which case the ballot shall be taken in such manner as the chairman directs and the decision of the shareholders on the question shall be determined by the result of such ballot.

7.19 Resolution in Lieu of Meeting - Except where, pursuant to the Act, a written statement is submitted to the Corporation by a director or representations in writing are submitted to the Corporation by an auditor:

a)	a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

b)

a resolution in writing dealing with all matters required by the Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the Act relating to that meeting of shareholders.

7.20 One Shareholder - Where the Corporation has only one shareholder, all business which the Corporation may transact at an annual or special meeting of shareholders shall be transacted in the manner provided for in paragraph 7.18 hereof.

7.21 Adjournment - The Chairman of the meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, or where otherwise permitted under the provisions of the Act, adjourn the meeting from time to time and from place to place.

8. SHARES

8.1 Allotment - Subject to the Act, the articles and any unanimous shareholder agreement, the board may from time to time issue, allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation, at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

8.2 Share Certificates - Share certificates and the form of stock transfer power shall be in such form as the board shall from time to time approve and shall be signed by the Chairman of the Board or the President or a Vice-President and the Secretary or Assistant Secretary holding office at the time of signing. Every shareholder of the Corporation is entitled upon request to a share certificate or to a non-transferable written acknowledgment of his right to obtain a share certificate in respect of the shares held by him.

Unless otherwise provided in the Articles, the Board may provide by resolution that all or any classes and series of shares or other securities shall be uncertified securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

The signature of the Chairman of the Board, the Vice-Chairman of the Board, the President or a Vice-President may be printed, engraved, lithographed or otherwise mechanically reproduced upon certificates for shares of the Corporation. Certificates so signed shall be deemed to have been manually signed by the Chairman of the Board, the Vice-Chairman of the Board, the President or the Vice-President whose signature is so printed, engraved, lithographed or otherwise mechanically reproduced thereon and shall be as valid to all intents and purposes as if they had been signed manually. Where the Corporation has appointed a trustee, registrar, transfer agent, branch transfer agent or other authenticating agent, for the shares of the Corporation the signature of the Secretary or Assistant Secretary may also be printed, engraved, lithographed or otherwise mechanically reproduced on certificates representing the shares (or the shares of the class or classes in respect of which any such appointment has been made) of the Corporation and when countersigned by or on behalf of a trustee, registrar, transfer agent, branch transfer agent or other authenticating agent such certificates so signed shall be as valid to all intents and purposes as if they had been signed manually. A share certificate containing the signature of a person which is printed, engraved, lithographed or otherwise mechanically reproduced thereon may be issued notwithstanding that the person has ceased to be an officer of the Corporation and shall be as valid as if he were an officer at the date of its issue.

8.3 Joint Shareholders - If two or more persons are registered as joint holders of any share, it shall be sufficient for the Corporation to issue one certificate in respect thereof and it shall also be sufficient for the Corporation to accept, from any one of such persons, receipts for the certificate or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.4 Deceased Shareholders - In the event of the death of a shareholder, the Corporation shall not be required to make an entry in its records in respect of such death and nor shall it be required to make any dividend or other payment in respect of such shares until such documents have been produced to the Corporation as are required by the Act and the law and as are reasonably required by the Corporation and its transfer agents.

8.5 Replacement of Share Certificates - Subject to the Act, the board may prescribe, either generally or for a particular instance, the conditions upon which a new share certificate may be issued to replace a share certificate which has been or is claimed to have been defaced, lost, stolen or destroyed.

8.6 Payment of Commission - The board may, from time to time, authorize the Corporation to pay a reasonable commission to any person in consideration of his purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or for procuring or agreeing to procure purchasers for any such shares.

8.7 Lien for Indebtedness - Subject to the Act, the Corporation has a lien on shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation which lien may be enforced, subject to the articles and to any unanimous shareholder agreement, by the sale of such shares or by any other proceeding or remedy available by law to the Corporation and, until such indebtedness has been satisfied, the Corporation may refuse to register a transfer of any such shares.

8.8 Central Securities Register - A securities register and the register of transfers of the Corporation shall be kept at the registered office of the Corporation or such other office or place in Ontario as may from time to time be designated by resolution of the Board of Directors and a branch securities register or registers of transfers may be kept at such office or offices of the Corporation or other place or places, either in or outside Ontario, as may from time to time be designated by resolution of the Board of Directors.

8.9 Transfer of Securities - No transfer of shares shall be recorded or registered unless or until the certificate representing the shares to be transferred has been surrendered and cancelled.

9. DIVIDENDS

9.1 Declaration - Subject to the Act, the articles and any unanimous shareholder agreement, the board may declare and the Corporation may pay dividends to the shareholders according to their respective rights and interests in the Corporation. Any such dividend may be paid by issuing fully paid shares of the Corporation or options or rights to acquire fully paid shares of the Corporation or, subject to the Act, the Corporation may pay a dividend in money or property.

9.2 Payment - A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and, unless the shareholder otherwise directs, mailed by prepaid ordinary mail to such registered holder at his last address appearing on the records of the Corporation. In the case of joint shareholders, unless they otherwise direct, the cheque shall be made payable to the order of all of such joint holders and mailed by prepaid ordinary mail to them at the address appearing on the records of the Corporation for them or, if addresses appear for more than one such joint holder, it shall be mailed to the first address so appearing. The mailing of such cheque as aforesaid, unless it is not honoured on presentation, shall satisfy and discharge the liability for the dividend to the extent of the aggregate of the sum represented by such cheque plus the amount of any tax which the Corporation is required to and does withhold. The board may prescribe, either generally or for a particular instance, the terms as to indemnity, reimbursement of expenses and evidence of non-receipt, upon which a replacement cheque may be issued to a person to whom a dividend cheque was sent and who claims that such cheque was not received or has been defaced, lost, stolen or destroyed.

10. NOTICES

10.1 Method of Giving Notices - Any notice, communication or other document required to be given by the Corporation to a shareholder, director, officer, member of a committee of the board or auditor of the Corporation pursuant to the Act, the regulations, the articles or by-laws or otherwise shall be sufficiently given to such person if:

a)	delivered personally to him, in which case it shall be deemed to have been given when so delivered;

b)	delivered to his recorded address, in which case it shall be deemed to have been given when so delivered;

c)	mailed to him at his recorded address by prepaid ordinary mail, in which case it shall be deemed to have been given on the fifth day after it is deposited in a post office or public letter box; or

d)

sent to him at his recorded address by any means of prepaid transmitted or recorded communication, in which case it shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch.

If a notice or document is sent to a shareholder by prepaid mail in accordance with this paragraph and the notice or document is returned on three consecutive occasions because the shareholder cannot be found, it shall not be necessary to send any further notices or documents to the shareholder until he informs the Corporation in writing of his new address.

10.2 Notice to Joint Shareholders - Notice required to be given to a shareholder where two or more persons are registered as joint holders of any share shall be sufficiently given to all of them if given to any one of them.

10.3 Notices Given to Predecessors - Every person who by transfer, death of a shareholder, operation of law or otherwise becomes entitled to shares, is bound by every notice in respect of such shares which was duly given to the registered holder of such shares from whom his title is derived prior to entry of his name and address in the records of the Corporation and prior to his providing to the Corporation the proof of authority or evidence of his entitlement as prescribed by the Act.

10.4 Computation of Time - In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice and the date of the meeting or other event shall be excluded.

10.5 Omissions and Errors - The accidental omission to give any notice to any shareholder, director, officer, member of a committee of the board or auditor, or the non-receipt of any notice by any such person or any error in any notice not affecting its substance shall not invalidate any action taken at any meeting to which the notice pertained or otherwise founded on such notice.

10.6 Waiver of Notice - Any shareholder, proxyholder, director, officer, member of a committee of the board or auditor may waive or abridge the time for any notice required to be given him, and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the board or of a committee of the board, which may be given in any manner.

11. EFFECTIVE DATE

11.1 Effective Date - Subject to its being confirmed by the shareholders, this by-law shall come into force when enacted by the board, subject to the provisions of the Act.

ENACTED by the board this 18th day of November, 2016.

/s/ Ajay Kochhar
President, Ajay Kochhar

/s/ Ajay Kochhar
Secretary, Ajay Kochhar c/s

The foregoing by-law is hereby enacted by the directors of the Corporation as evidenced by the respective signatures hereto of all of the directors of the Corporation in accordance with the provisions of section 1290) of the Business Corporations Act (Ontario).

DATED the 18th day of November, 2016.

/s/ TIM JOHNSTON
AJAY KOCHHAR	TIM JOHNSTON

In lieu of confirmation at a general meeting of the shareholders, the foregoing by-law is hereby confirmed by all of the shareholders of the Corporation entitled to vote at a meeting of shareholders in accordance with the provisions of section 1040) of the Business Corporations Act (Ontario), this 18th day of November, 2016.

DATED the 18th day of November, 2016.

/s/ TIM JOHNSTON	/s/ AJAY KOCHHAR
TIM JOHNSTON	AJAY KOCHHAR

BY-LAW NO. 2

A by-law respecting the borrowing of money,

the issuing of securities and the securing of liabilities by

LI-CYCLE CORP.

(herein called the “Corporation”)

BE IT ENACTED as a by-law of the Corporation as follows:

1. Borrowing Powers—Without limiting the borrowing powers of the Corporation as set forth in the Act, the board may, subject to the articles and any unanimous shareholder agreement, from time to time, on behalf of the Corporation, without the authorization of the shareholders:

a)	borrow money on the credit of the Corporation;

b)	issue, re-issue, sell or pledge debt obligations of the Corporation, whether secured or unsecured;

c)	subject to the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

2. Delegation of Powers—Subject to the Act, the articles, the by-laws and any unanimous shareholder agreement, the board may, from time to time, delegate any or all of the powers hereinbefore specified, to a director, a committee of directors or one or more officers of the Corporation.

ENACTED by the board this 18th day of November, 2016.

/s/ Ajay Kochhar
President, Ajay Kochhar

/s/ Ajay Kochhar
Secretary, Ajay Kochhar cis

The foregoing by-law is hereby enacted by the directors of the Corporation as evidenced by the respective signatures hereto of all of the directors of the Corporation in accordance with the provisions of section 129(1) of the Business Corporations Act (Ontario).

DATED the 18th day of November, 2016.

/s/ AJAY KOCHHAR	/s/ TIM JOHNSTON
AJAY KOCHHAR	TIM JOHNSTON

In lieu of confirmation at a general meeting of the shareholders, the foregoing by-law is hereby confirmed by all of the shareholders of the Corporation entitled to vote at a meeting of shareholders in accordance with the provisions of section 104(1) of the Business Corporations Act (Ontario), this 18th day of November, 2016.

DATED the 18th day of November, 2016.

/s/ TIM JOHNSTON	/s/ AJAY KOCHHAR
TIM JOHNSTON	AJAY KOCHHAR